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                                                                      EXHIBIT 23

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     As independent public accountants, we hereby consent to the incorporation by reference of our reports dated January 24, 2001, on the consolidated balance sheets of Qwest Communications International Inc. (the "Company") as of December 31, 2000 and of USW-C, Inc., its predecessor, as of December 31, 1999 and 1998, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2000, included in the Company's Annual Report for the year ended December 31, 2000 and into the Company's previous filings.

ARTHUR ANDERSEN LLP

Denver, Colorado,
March 15, 2001.

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